Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Digimarc Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-196035, 333-224876, 333-196035 and 333-154524) on Forms S-8 and registration statement (No. 333-238995) on Form S-3 of Digimarc Corporation of our report dated February 25, 2021, with respect to the consolidated balance sheets of Digimarc Corporation as of December 31, 2020 and 2019, the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10‑K of Digimarc Corporation.

/s/ KPMG LLP

Portland, Oregon

February 25, 2021